As filed with the Securities and Exchange Commission on July 10, 2008
Registration Number 333-137032

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 3

TO FORM S-3

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

INNOVATIVE CARD TECHNOLOGIES, INC.
(Exact Name of Registrant as Specified in its Charter)

Delaware	90-0249676
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer) Identification No.)

633 West Fifth Street, Suite 2600
Los Angeles, CA 90071
310-312-0700
(Address, including zip code, and telephone number,
including area code of registrant’s principal executive offices)

Steven Delcarson
633 West Fifth Street, Suite 2600
Los Angeles, CA 90071
310-312-0700
(Name, address, including zip code, and telephone number, including area code of agent for service)

Copies to:
Richard A. Friedman, Esq.
David B. Manno, Esq.
Sichenzia Ross Friedman Ference LLP
61 Broadway, 32 nd Floor
New York, New York 10006
(212) 930-9700
(212) 930-9725 (fax)

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

If the only securities being registered on this form are to be offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):
☐ Large accelerated filer
☒ Accelerated filer
☐ Non-accelerated filer
☐ Smaller reporting company

Note Regarding Combined Prospectus and Registration:
This Post Effective Amendment No. 3 to Registration Statement on Form S-3 contains a combined prospectus pursuant to Rule 429 of Regulation C of the Securities Act with respect to the following, previously filed Registration Statements:

(i)	Post-Effective Amendment No. 2 to Form S-1, filed on May 9, 2008, File No. 133-137032
(ii)	Post Effective Amendment No. 1 to Form SB-2, filed on May 11, 2007, File No. 333-137032;
(iii)	Registration Statement on Form SB-2 filed August 31, 2006, as amended, File No. 333-137032;
(iv)	Registration Statement on Form SB-2 filed July 12, 2006, as amended, File No. 333-135715;
(v)	Registration Statement on Form SB-2 filed November 8, 2005, as amended, File No. 333-129564; and
(vi)	Registration Statement on Form SB-2 filed October 19, 2004, as amended, File No. 333-119814.

Note Regarding Registration Fees:
All fees for the registration of the shares registered on this Post Effective Amendment No.3 were paid upon the initial filing of the previously filed registration statements covering such shares, as noted above. No additional shares are registered and accordingly, no additional fees are payable.

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS, SUBJECT TO COMPLETION, DATED JULY 10, 2008

23,345,610 Shares of Common Stock

This prospectus relates to the resale by selling stockholders of up to 23,345,610 shares of our common stock, par value $.001 per share. We will not receive any proceeds from such sales.

All of the common shares being registered herein were previously covered by one or more prospectuses which are no longer effective and should not be relied upon. This combined prospectus is made under Rule 429 of Regulation C of the Securities Act, and this prospectus replaces and supersedes the prior prospectuses covering the foregoing shares of common stock.

This offering is not being underwritten. These securities will be offered for sale by the selling stockholders identified in this prospectus in accordance with the methods and terms described in the section of this prospectus entitled "Plan of Distribution." We will not receive any of the proceeds from the sale of these shares. We will pay all expenses, except for the brokerage expenses, fees, discounts and commissions, which will all be paid by the selling stockholders, incurred in connection with the offering described in this prospectus. Our common stock and warrants are more fully described in the section of this prospectus entitled "Description of Securities."

The prices at which the selling stockholders may sell the shares of common stock that are part of this offering will be determined by the prevailing market price for the shares at the time the shares are sold, a price related to the prevailing market price, at negotiated prices or prices determined, from time to time by the selling stockholders. See "Plan of Distribution."

The selling stockholders may sell common stock from time to time in the principal market on which the stock is traded at the prevailing market price or in negotiated transactions. We will not receive any of the proceeds from the sale of those shares being sold by the selling stockholders. We will pay the expenses of registering these shares.

Our common stock is listed on the NASDAQ Capital Market under the symbol “INVC”. The last reported sales price per share of our common stock as reported by the NASDAQ Capital Market on July 8, 2008 was $1.12.

The Securities offered hereby involve a high degree of risk.

See "Risk Factors" beginning on page__.

We may amend or supplement this prospectus from time to time by filing amendments or supplements as required. You should read the entire prospectus and any amendments or supplements carefully before you make your investment decision.

The date of this prospectus is ______, 2008.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

TABLE OF CONTENTS

Summary	1
Risk Factors	2
Forward-Looking Statements	8
Use of Proceeds	9
Selling Stockholders	10
Plan of Distribution	19
Legal Matters	20
Experts	20
Where You Can Find More Information	21
Incorporation of Documents By Reference	22

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information that is different. This prospectus is not an offer to sell, nor is it seeking an offer to buy, these securities in any jurisdiction where the offer or sale of these securities is not permitted. You should assume that the information contained in this prospectus is accurate as of the date on the front of this prospectus only. Our business, financial condition, results of operations and prospects may have changed since that date.

PROSPECTUS SUMMARY

The following summary highlights selected information contained in this prospectus. This summary does not contain all the information you should consider before investing in the securities. Before making an investment decision, you should read the entire prospectus carefully, including the "RISK FACTORS" section, the financial statements and the notes to the financial statements. As used throughout this prospectus, the terms "InCard", "Company", "we," "us," or "our" refer to Innovative Card Technologies, Inc. and our wholly owned subsidiary PSA Co.

General

We develop and market secure powered cards for payment, identification, physical and logical access applications. Our main product, the ICT DisplayCard, integrates the security of a one-time password token directly into a card the size of a standard credit or debit card. A token is a portable physical device, typically in a key-fob form factor, that generates the one-time password (also referred to as a one-time passcode). At the push of a button on the back of the ICT DisplayCard, a one-time passcode (OTP) is shown on the card’s integrated display. During a transaction, this number is entered into a user interface with other information (such as the user’s static PIN and login name). This information is relayed to a backend system for multi-factor authentication. InCard does not provide the backend authentication server, but rather will integrate the ICT DisplayCard into authentication systems provided by other companies including distributors and other resellers of the ICT DisplayCard. The ICT DisplayCard’s OTP authentication works like tokens issued by VASCO, RSA, and ActivIdentity, but in a more convenient, wallet-sized card form factor.

Our corporate offices are located at 633 West Fifth Street, Suite 2600, Los Angeles, California 90071. Our telephone number is (310) 312-0700. Our website address is http://www.incardtech.com. The contents of our website are not incorporated into this filing. Further, our reference to this website is intended to be inactive textual reference only.

The Offering

Common stock being offered by Selling Stockholders	Up to 23,345,610 shares

NASDAQ Symbol	INVC

Risk Factors
The securities offered by this prospectus are speculative and involve a high degree of risk and investors purchasing securities should not purchase the securities unless they can afford the loss of their entire investment. See “Risk Factors” beginning on page __.

RISK FACTORS

This investment has a high degree of risk. Before you invest you should carefully consider the risks and uncertainties described below and the other information in this prospectus. If any of the following risks actually occur, our business, operating results and financial condition could be harmed and the value of our stock could go down. As a result, you could lose all or a part of your investment.

You should carefully consider the risks described below as well as other information provided to you in this document, including information in the section of this document entitled “Forward Looking Statements.” The risks and uncertainties described below are not the only ones facing the Company. Additional risks and uncertainties not presently known to us or that we currently believes are immaterial may also impair our business operations. If any of the following risks actually occur, our business, financial condition or results of operations could be materially adversely affected, the value of our common stock could decline, and you may lose all or part of your investment.

We are an early stage company with an unproven business strategy. Our limited history of operations makes evaluation of our business and prospects difficult.

Our business prospects are difficult to predict because of our limited operating history, early stage of development and unproven business strategy. Since our incorporation on November 22, 2002, we have primarily been and continue to be involved in development of products using our power inlay technology and marketing these products to industry partners. In 1998, Alan Finkelstein commenced commercialization of our first product, the LensCard, and entered into license agreements with banks and credit card issuers, most of which have terminated. After discovering the possibility of placing power into an International Organization of Standards (ISO) compliant card, we began to focus our efforts on the development of our power inlay technology and not on the marketing of the LensCard. For these reasons, we expect that future orders for the LensCard will be insignificant. We closed our first commercial sale of our ICT DisplayCard, which uses our power inlay technology, in the fourth quarter of 2007. Although management believes that our power inlay technology and products under development have significant profit potential, we may not attain profitable operations and our management may not succeed in realizing our business objectives.

Our independent registered public accounting firm has questioned our ability to continue as a going concern.

Our auditors have added an explanatory paragraph to their opinion on our financial statements for the year ended December 31, 2007 because of concerns about our ability to continue as a going concern. These concerns arise from the fact that we have not yet established an ongoing source of revenues sufficient to cover our operating costs and that we must raise additional capital in order to continue to operate our business. If we fail to generate positive cash flows or obtain additional financing when required, we may have to modify, delay or abandon some or all of our business and expansion plans.

We have an accumulated deficit of $30,029,624 as of March 31, 2008 and we may never achieve profitability

We have incurred significant net losses every year since our inception, including net losses of $1,962,441, $14,333,622 and $6,866,614 for the three months ended March 31, 2008 and for the fiscal years ending December 31, 2007 and 2006, respectively. As of March 31, 2008, we had an accumulated deficit of $30,029,624. These losses have resulted principally from expenses incurred in our research and development programs and general and administrative expenses. To date we have not generated significant revenues. We have used capital raised in October 2005, May 2006, January 2008 and April 2008 to sustain operations through the date of this prospectus. We anticipate that we will continue to incur substantial operating losses based on projected sales revenues less manufacturing, general and administrative and other operating costs for an indefinite period of time. However, we cannot assure you that we will ever be profitable.

To be successful we may require additional capital, which we may be unable to obtain.

We believe that our current cash, combined with anticipated revenue collections, will be sufficient to fund our operations for the next 12 months.  As we are in the early stage of manufacturing and have not sold substantial quantities of our products, we are unable to determine the amount of additional capital we will need to become successful. Unless we are able to generate significant sales from the ICT DisplayCard that cover the manufacturing costs and operating overhead, we will continue to incur net losses that exceed our revenue. We currently do not have any binding commitments for, or readily available sources of, additional financing, and we cannot assure you that such funding will be available at all or available on terms acceptable to us.

We depend on a limited number of suppliers, and we will be unable to manufacture or deliver our products if shipments from these suppliers stop, are late or are otherwise interrupted .

We obtain the battery, a key component for our power inlay technology, from a single source on a purchase order basis from Solicore, Inc. In the event of a disruption or discontinuation in supply, we could not obtain replacement batteries on a timely basis, which would disrupt our operations, delay production for up to one year and impair our ability to manufacture and sell our products.

We obtain the display, a key component for the ICT DisplayCard, from a single source, SmartDisplayer, under a written agreement. In the event of a disruption or discontinuation in supply, we could not obtain replacement displays on a timely basis, which would disrupt our operations, delay production for up to one year and impair our ability to manufacture and sell our ICT DisplayCard.

We assemble our ICT DisplayCard, using a single source, NagraID, under a written agreement by issuing written purchase orders that we pay in advance. We believe that we would be unable to obtain on a timely basis alternative sources for assembly in the event of a disruption, which would disrupt our operations, delay production for up to one year and impair our ability to manufacture and sell our ICT DisplayCard.

Our dependence upon outside suppliers exposes us to risks, including:

•	the possibility that our suppliers will experience major disruptions in production, which is exacerbated by the fact that we are the major customer of our suppliers;
•	the solvency of our suppliers and the potential that our suppliers will be solely dependent upon us;
•	the potential inability of our suppliers to obtain required components or products;
•	reduced control over pricing, quality and timely delivery, due to the difficulties in switching to alternative suppliers;
•	the potential delays and expense of seeking alternative sources of suppliers; and
•	increases in prices of key components.

If we are not able to devote adequate resources to product development and commercialization, we may not be able to develop our products.

Our business strategy is to develop and market new products using our power inlay technology that can enhance payment and other information-bearing plastic cards. We believe that our revenue growth and profitability, if any, will substantially depend upon our ability to:

•	continuing to fund research and development endeavors;
•	complete development of new products; and
•	successfully introduce and commercialize new products.

If we do not devote adequate resources to our product development efforts, we may be unable to develop our products, which would adversely affect our revenue growth and profitability.

If we or our suppliers fail to adequately protect our proprietary rights, third parties could use our technology, or very similar technology, and could reduce our ability to compete in the market, and any proprietary rights litigation could be time-consuming and expensive to prosecute and defend.

Establishment of patents and other proprietary rights by us and our suppliers is important to our success and our competitive position. Performance in the payment card industry can depend, among other factors, on patent protection. Our policy is to identify patentable inventions developed by our company, and to seek to acquire patent rights for such inventions. We mainly develop and patent technology in the fields of card enhancements and methods of card manufacturing. We seek to obtain a reasonably broad territorial protection for our patented technologies. We usually file initial patent applications in the United States, and subsequently file corresponding applications in   foreign countries depending on the relevant circumstances. We may elect to forego patent protection for some of our proprietary technologies   and treat such technologies as trade secrets. Despite our efforts to establish and protect our patents, trade secrets or other proprietary rights, unauthorized parties may attempt to copy aspects of our technology or to obtain and use information that we regard as proprietary. In addition, the laws of some foreign countries do not protect our proprietary rights as much as the laws of the United States protect them. Our means of establishing and protecting our proprietary rights may not be adequate, and our competitors may independently develop similar technology, duplicate our products or design around our patents or our other proprietary rights.  We do not have patent protection for our ICT DisplayCard.

Due to the importance of proprietary technology in the payment card industry, our business involves a risk of overlap with third party patents and subsequent litigation with competitors or patent-holders. Any claims, with or without merit, could be time-consuming, result in costly litigation, or cause us to enter into licensing agreements

We depend on key personnel in a competitive market for skilled employees, and failure to retain and attract qualified personnel could substantially harm our business.

We rely to a substantial extent on the management, marketing and product development skills of our key employees and consultants, particularly Steven Delcarson, our President and Chief Executive Officer, Charles Caporale, our Chief Financial Officer, and Craig Nelson, who supervises the manufacturing and testing of the ICT DisplayCard, to formulate and implement our business plan, including the development of our power inlay technology. Our success depends to a significant extent upon our ability to retain and attract key personnel. Competition for employees can be intense in the payment card industry, and the process of locating key personnel with the right combination of skills is often lengthy. The loss of the services of our key personnel may significantly delay or prevent the achievement of product development and could have a material adverse effect on us.

If our future products do not achieve a significant level of market acceptance, it is highly unlikely that we ever will become profitable.

To our knowledge, no enterprise or on-line banking token issuers have adopted power-based card enhancements to date using our power inlay technology on a mass quantity basis. As a result, our ability to enable enterprises to improve and add card functionality, reduce attrition and increase acquisition rates, and enhance security and anti-fraud protection for customers through power-based card enhancements has yet to be proven. The commercial success of our future products will depend upon the adoption of our power inlay technology as a preferred method of applying card enhancements to payment cards. In order to be successful, our future products must meet the technical and cost requirements for card enhancements within the payment card industry. Market acceptance will depend on many factors, including:

•	our ability to convince prospective strategic partners and customers to adopt our products;
•	the willingness and ability of prospective strategic partners and customers to adopt our products; and
•	our ability to sell and service sufficient quantities of our products.

Because of these and other factors, our products may not achieve market acceptance. If our products do not achieve a significant level of market acceptance, demand for our future products will not develop as expected and it is highly unlikely that we ever will become profitable.

We have granted third parties substantial marketing rights to certain of our products and products under development. If the third parties are not successful in marketing our products, we may not be able to commercialize our products.

Some of our agreements with our corporate marketing partners contain no minimum purchase requirements in order for them to maintain their exclusive marketing rights. In the future, third-party marketing assistance may not be available on reasonable terms, if at all. If marketing partners do not order adequate quantities of our products or if we are unable to procure third-party marketing assistance on reasonable terms, we may not be able to commercialize our products, which could negatively impact our results of operations or substantially limit our ability to execute our business strategy.

We may experience customer concentration in the enterprise and on-line banking marketplace, which may expose us to all of the risks faced by our potential material customers.

Until and unless we secure multiple customer relationships in the enterprise and on-line banking marketplaces, we may experience periods during which we will be highly dependent on one or a limited number of customers. Dependence on a single or a few customers will make it difficult to satisfactorily negotiate attractive prices for our products and will expose us to the risk of substantial losses if a single dominant customer stops conducting business with us. Moreover, to the extent that we may be dependent on any single customer, we could be subject to the risks faced by that customer to the extent that such risks impede the customer’s ability to stay in business and make timely payments to us.

The power inlay technology has not been proven in full scale production. Failure to develop the prototype scale into mass production may have a material negative effect on our business strategy and operations .

Our power inlay technology has been proven solely during the manufacture of cards in prototype quantities. We have developed an automated process in our laboratory and are now working on mass production. However, our product has yet to be proven to be manufactured in full scale mass production. We are applying our own resources and working in cooperation with other companies that have specialized technical expertise related to the power inlay technology for thin, flexible non-payment cards. We expect to enter into agreements that will grant us ownership or exclusive license rights to the manufacturing process of the power inlay technology for use in credit and other information-bearing plastic cards. Failure to secure or maintain exclusive rights or failure of the prototype technology to successfully transfer to full scale production, without the use of proprietary technology of others, may have a material negative effect on our business strategy and operations.

We rely substantially on third-party manufacturers. The loss of any third-party manufacturer could limit our ability to launch our products in a timely manner, or at all.

To be successful, we must manufacture, or contract for the manufacture of, our future products in compliance with industry standards and on a timely basis, while maintaining product quality and acceptable manufacturing costs. As discussed in the risk factor above, we are working in cooperation with other companies that have specialized technical expertise related to the manufacturing process of our power inlay technology for the ICT DisplayCard. We also currently use a limited number of sources for most of the supplies and services that we use in the manufacturing of our power inlay technology and prototypes. Our manufacturing strategy presents the following risks:

•	delays in the quantities needed for product development could delay commercialization of our products in development;
•	if we need to change to other commercial manufacturers, any new manufacturer would have to be educated in, or develop substantially equivalent processes necessary for, the production of our products;
•
if market demand for our products increases suddenly, our current manufacturers might not be able to fulfill our commercial needs, which would require us to seek new manufacturing arrangements and may result in substantial delays in meeting market demand; and

•	we may not have intellectual property rights, or may have to share intellectual property rights, to any improvements in the manufacturing processes or new manufacturing processes for our products.

Any of these factors could delay commercialization of our products under development, entail higher costs and result in our being unable to effectively sell our products.

Some of our competitors have significantly greater resources than we do and may be able to respond more quickly to new or emerging technologies and changes in customer requirements, which could adversely affect our ability to generate or maintain revenues and be profitable.

We are not aware of any product that is being mass produced (or in the final stages of development) in the same credit card form factor as our ICT DisplayCard that incorporates the token technology. However, there are companies creating tokens and random number generators for use in dual-factor authentication (as an item separate from the transaction card). For example, RSA, Vasco, and VeriSign token devices may be cost competitive to our technology but are not in a credit card form factor. Smart Card, biometrics, and software programs can provide multi-factor authentication competitive to our ICT DisplayCard.

We believe that the principal competitive factors that affect the market for tokens include convenience, price, quality/reliability, ease of use, and distribution cost. We cannot assure you that we will be able to maintain our competitive position against current and potential competitors, especially those with significant marketing, service, support, technical and other competitive resources.

Some of our present and potential competitors have significantly greater financial, technical, marketing, purchasing and other resources than we do, and as a result, may be able to respond more quickly to new or emerging technologies and changes in customer requirements, or to devote greater resources to the development, promotion and sale of products, or to deliver competitive products at a lower end-user price. Current and potential competitors have established or may establish cooperative relationships among themselves or with third parties to increase the ability of their products to address the needs of our prospective customers. It is possible that new competitors or alliances may emerge and rapidly acquire significant market share. We cannot guarantee that we will be able to compete successfully against present or future competitors or that competitive pressures will not materially and adversely affect our business, financial condition and results of operations.

Risks Related to our Securities

We do not anticipate paying any cash dividends in the foreseeable future, which may reduce your return on an investment in our common stock.

We plan to use all of our earnings, to the extent we have earnings, to fund our operations. We do not plan to pay any cash dividends in the foreseeable future. We cannot guarantee that we will, at any time, generate sufficient surplus cash that would be available for distribution as a dividend to the holders of our common stock. Therefore, any return on your investment would derive from an increase in the price of our stock, which may or may not occur.

Substantial future sales of our common stock in the public market may depress our stock price, which could result in significant losses to you and could limit our ability to raise capital.

As of May 23, 2008, we have 28,535,256 shares of common stock outstanding. Of these shares, 25,674,809 can be traded pursuant to a prospectus or via a transaction pursuant to Rule 144 under the Securities Act of 1933. Of our 6,297,662 warrants outstanding, 4,589,598 have been registered and common stock issued on exercise can be sold pursuant to a prospectus. 3,549,675 shares issuable upon exercise of options issued under our 2004 Stock Incentive Plan and 2007 Equity Incentive Plan were registered as well.

If our stockholders sell substantial amounts of common stock in the public market, or the market perceives that such sales may occur, the market price of our common stock could fall, which could result in a significant loss on any investment you make in our common stock. The sale of a large number of shares could impair our ability to raise needed capital by depressing the price at which we could sell our common stock.

We may raise additional capital through a securities offering that could dilute your ownership interest and voting rights.

Our certificate of incorporation currently authorizes our board of directors to issue up to 75,000,000 shares of common stock and 5,000,000 shares of preferred stock. As of May 23, 2008, after taking into consideration our outstanding common and preferred shares, our board of directors will be entitled to issue up to 46,464,744 additional common shares and 5,000,000 preferred shares. The power of the board of directors to issue these shares of common stock, preferred stock or warrants or options to purchase shares of our stock is generally not subject to stockholder approval.

We may require additional working capital to fund our business. If we raise additional funds through the issuance of equity, equity-related or convertible debt securities, these securities may have rights, preferences or privileges senior to those of the holders of our common stock. The issuance of additional common stock or securities convertible into common stock by our board of directors will also have the effect of diluting the proportionate equity interest and voting power of holders of our common stock.  We cannot assure you that we will be able to raise additional capital on terms that are acceptable to us, or at all.

Our incorporation documents and Delaware law may inhibit a takeover that stockholders consider favorable and could also limit the market price of your stock, which may inhibit an attempt by our stockholders to change our direction or management.

Our amended and restated certificate of incorporation and bylaws contain provisions that could delay or prevent a change in control of our company. Some of these provisions:

•
authorize our board of directors to determine the rights, preferences, privileges and restrictions granted to, or imposed upon, the preferred stock and to fix the number of shares constituting any series and the designation of such series without further action by our stockholders;

•	prohibit stockholders from calling special meetings;
•	prohibit cumulative voting in the election of directors, which would otherwise allow less than a majority of stockholders to elect director candidates;
•	establish advance notice requirements for submitting nominations for election to the board of directors and for proposing matters that can be acted upon by stockholders at a meeting; and
•	prohibit stockholder action by written consent, requiring all stockholder actions to be taken at a meeting of our stockholders.

In addition, we are governed by the provisions of Section 203 of the Delaware General Corporate Law. These provisions may prohibit large stockholders, in particular those owning 15% or more of our outstanding voting stock, from merging or combining with us, which may prevent or frustrate any attempt by our stockholders to change our management or the direction in which we are heading. These and other provisions in our amended and restated certificate of incorporation and bylaws and under Delaware law could reduce the price that investors might be willing to pay for shares of our common stock in the future and result in the market price being lower than it would be without these provisions.

New rules, including those contained in and issued under the Sarbanes-Oxley act of 2002, may make it difficult for us to retain or attract qualified officers and directors, which could adversely affect the management of our business and our ability to obtain or retain listing of our common stock.

We may be unable to attract and retain qualified officers, directors and members of board committees required to provide for our effective management as a result of the recent and currently proposed changes in the rules and regulations that govern publicly held companies, including, but not limited to, certifications from executive officers and requirements for financial experts on the board of directors. The perceived increased personal risk associated with these recent changes may deter qualified individuals from accepting these roles. The enactment of the Sarbanes-Oxley Act of 2002 has resulted in the issuance of a series of new rules and regulations and the strengthening of existing rules and regulations by the Securities and Exchange Commission (the “SEC”). Further, certain of these recent and proposed changes heighten the requirements for board or committee membership, particularly with respect to an individual’s independence from the corporation and level of experience in finance and accounting matters. We may have difficulty attracting and retaining directors with the requisite qualifications. If we are unable to attract and retain qualified officers and directors, the management of our business could be adversely affected.

Our management has concluded that, as of December 31, 2007, our disclosure controls and procedures were not effective in recording, processing, summarizing and reporting, on a timely basis, information required to be disclosed by the Company in the reports that it files or submits under the Exchange Act and were not effective in ensuring that information required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is accumulated and communicated to the Company’s management, as appropriate to allow timely decisions regarding required disclosure. If we fail to implement new or improved disclosure controls, investors could lose confidence in the reliability of our financial statements, which could result in a decrease in the value of our common stock.

Our management, with the participation of our Chief Executive Officer (“CEO”) and Chief Financial Officer (“CFO”), has evaluated the effectiveness of the Company’s disclosure controls and procedures (as such term is defined in Rules 13a-15(e) and 15d-15(e) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) as of December 31, 2007. Based on such evaluation which disclosed numerous material weaknesses, our CEO and CFO have concluded that, as of December 31, 2007, the Company’s disclosure controls and procedures were not effective in recording, processing, summarizing and reporting, on a timely basis, information required to be disclosed by the Company in the reports that it files or submits under the Exchange Act and were not effective in ensuring that information required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is accumulated and communicated to the Company’s management, including the Company’s CEO and CFO, as appropriate to allow timely decisions regarding required disclosure. If we fail to implement new or improved disclosure controls, investors could lose confidence in the reliability of our financial statements, which could result in a decrease in the value of our common stock.

We have identified numerous material weaknesses in our internal control over financial reporting. If we fail to implement new or improved internal controls, investors could lose confidence in the reliability of our financial statements, which could result in a decrease in the value of our common stock.

As directed by Section 404 of the Sarbanes-Oxley Act of 2002, the SEC adopted rules requiring public companies to include a report of management on internal control over financial reporting in their Annual Reports on Form 10-K. This report is required to contain an assessment by management of the effectiveness of a company’s internal control over financial reporting. Our non-affiliated market capitalization qualified us as a non-accelerated filer until the end of the 2007 fiscal year. As a result, we were required to include our management’s report on internal control over financial reporting in our Annual Report on Form 10-KSB for the 2007 fiscal year and were not required to include our auditors’ attestation report on our internal control over financial reporting. The auditor’s attestation report will be included in our Annual Report on Form 10-K for the 2008 fiscal year. As discussed in Item 8A to our Annual Report on Form 10-KSB/A filed with the SEC on June 18, 2008, we have concluded that, as of December 31, 2007, our internal control over financial reporting was not effective and have identified a number of material weaknesses in our internal control over financial reporting. While we intend to remedy these weaknesses during the current fiscal year, we may be unable to do so. If we fail to implement required new or improved controls, or if our auditors are unable to attest to the effectiveness of our internal control over financial reporting when we file our Annual Report on Form 10-K for the 2008 fiscal year, there may be an adverse reaction in the financial markets due to a loss of confidence in the reliability of our financial statements, which could cause the market price of our common stock to decline.

If we trigger an “event of default” under our debt agreements entered into in January 2008 and April 2008, the debt holders could require us to repay the loan in full and force a sale of all of our assets to do so, which could cause our common shareholders to incur a total loss on their investments in us.

Our debt agreements, entered into in January 2008 and April 2008, requires us to adhere to certain covenants to avoid triggering an “event of default.” Failure to remain in compliance could prompt investors to call the debt and demand immediate repayment. We could be forced to seek bankruptcy protection if our loan is called and we are unable to repay the loan in full. All of our assets are pledged to the debt holders. If proceeds from the disposal of our assets are insufficient to repay the loan in full, common shareholders will receive nothing for their stock and suffer a total loss on their investments in us.

FORWARD-LOOKING STATEMENTS

Some of the statements contained in this Registration Statement that are not historical facts are "forward-looking statements" which can be identified by the use of terminology such as "estimates," "projects," "plans," "believes," "expects," "anticipates," "intends," or the negative or other variations, or by discussions of strategy that involve risks and uncertainties. We urge you to be cautious of the forward-looking statements, that such statements, which are contained in this Registration Statement, reflect our current beliefs with respect to future events and involve known and unknown risks, uncertainties and other factors affecting our operations, market growth, services, and products. No assurances can be given regarding the achievement of future results, as actual results may differ materially as a result of the risks we face, and actual events may differ from the assumptions underlying the statements that have been made regarding anticipated events. Factors that may cause actual results, our performance or achievements, or industry results, to differ materially from those contemplated by such forward-looking statements include without limitation:

•	our ability to complete development of our power interlay technology and products under development;

•	our ability to market and manufacture our future products;

•	our ability to protect our intellectual property and operate our business without infringing upon the intellectual property rights of others; and

•	our ability to raise additional capital when we need it.

  USE OF PROCEEDS

This prospectus relates to shares of our common stock that may be offered and sold from time to time by the selling stockholders. There will be no proceeds to us from the sale of shares of common stock in this offering.

SELLING STOCKHOLDERS

The following table sets forth the names of the selling stockholders who may sell their shares under this prospectus from time to time. No selling stockholder has, or within the past three years has had, any position, office or other material relationship with us or any of our predecessors or affiliates other than as a result of ownership of our securities. The following table also provides certain information with respect to the selling stockholders' ownership of our securities as of the date of this prospectus, the total number of securities they may sell under this prospectus from time to time, and the number of securities they will own thereafter assuming no other acquisitions or dispositions of our securities. The selling stockholders can offer all, some or none of their securities, thus we have no way of determining the number they will hold after this offering. Therefore, we have prepared the table below on the assumption that the selling stockholders will sell all shares covered by this prospectus.

The selling stockholders may transfer, in transactions exempt from the registration requirements of the Securities Act of 1933, some or all of their shares since the date on which the information in the table below is presented. Information about the selling stockholders may change from time to time. Any changed information will be set forth in prospectus supplements or post effective amendments, as required.

No selling stockholder has, or within the past three years has had, any position, office or other material relationship with us or any of our predecessors or affiliates other than as a result of ownership of our securities except Forest Finkelstein, son of Alan Finkelstein, who provided consulting services to us through December 31, 2007, Donald W. Killian, III, who served on our Board of Directors until his resignation in July 2007 and W. Robert Ramsdell, who is a current board member. This prospectus covers securities that Forest Finkelstein and Donald W. Killian each purchased pursuant to the private placement we completed on October 19, 2005 and W. Robert Ramsdell purchased pursuant to the private placement we completed on May 20, 2006.

Name of Selling Security Holders	Number of Shares Owned Before Offering	Number of Shares Being Offered	Number of Shares Owned After Offering (1)	Percentage Owned After Offering **
Andrew Lessman (4)	667,000	667,000	0	0

Apex Investment Fund (2)(3)(4)(6)	416,500	416,500	0	0

Barry Nash (2)	25,000	25,000	0	0

Bear Stearns Securities Corp. Custodian J. Steven Emerson IRA RO (2)(3)(7)	800,000	800,000	0	0

Bear Stearns Securities Corp. Custodian J. Steven Emerson IRA RO II (3)(8)	600,000	600,000	0	0

Bradley Ross (3)(9)	2,026,022	900,000	1,126,022	3.96%

Briana Crane (2)	1,500	1,500	0	0

Bristol Investment Fund, Ltd. (2)(3)(10)	673,000	442,500	230,500	*

BSR Investments, Ltd. (2)(5)(11)	1,921,724	1,241,724	680,000	2.39%

Bruce Friedman (3)(12)	75,000	75,000	0	0

Bruce Newberg Trustee, Newberg Family Trust UTA DTD 12/18/90 (4)(13)	100,000	100,000	0	0

CE Unterberg, Towbin, LLC (3)(14)	117,600	117,600	0	0

Charles B. Runnels Family Trust DTD 10-14-93 Charles B. Runnels & Amy Jo Runnels TTEES (3)(15)	65,000	37,500	27,500	*

Colette Savage (2)	20,000	20,000	0	0

Name of Selling Security Holders	Number of Shares Owned Before Offering	Number of Shares Being Offered	Number of Shares Owned After Offering (1)	Percentage Owned After Offering **
Cort Wagner (2)(3)(16)	32,500	32,500	0	0

Credit Agricole Indosuez (2)(17)	35,000	35,000	0	0

Crystal Research Associates (5)(18)	100,000	100,000	0	0

David Castaneda (2)(19)	100,000	50,000	50,000	*

David Hsu & Michael Tan (3)(20)	9,000	9,000	0	0

David Mun-Gavin (2)(3)(21)	62,500	62,500	0	0

Dean Devlin Trust (2)(22)	112,500	112,500	0	0

Dennis Shea (5)(23)	2,250	2,250	0	0

Derry Cook (2)	25,000	25,000	0	0

Diana Kessler (3)(24)	250,000	125,000	125,000	*

Donald W. Killian III (4)	99,000	33,000	66,000	*

Dorette Marozeau (2)	50,000	50,000	0	0

Doug Stone (3)(25)	75,000	75,000	0	0

Eileen Schwagerl (5)(26)	750	750	0	0

Emerson Family Foundation (4)(27)	75,000	75,000	0	0

Emerson Partners (4)(28)	75,000	75,000	0	0

Eugene Hong (3)(29)	43,500	43,500	0	0

Finkelstein Family Trust of 2001 (2)(30)	10,000	10,000	0	0

Forest Finkelstein (3)(31)	1,308,000	280,500	1,027,500	3.62%

Grover Bradley Harrison (2)	25,000	25,000	0	0

G. Tyler Runnels or Jasmine Niklas Runnels TTEES the Runnels Family Trust DTD 1-11-2000 (3)(4)(32)	442,500	327,500	115,000	*

Harry Gittes (2)	15,000	15,000	0	0

High Tide LLC (2)(3)(34)	442,500	377,500	65,000	*

Horton Living Trust dtd 8/7/1991 Joaquin P. Horton and Nellie R. Horton TTEE (2)(35)	25,000	25,000	0	0

Huyen Nguyen and Pongthep Tantaksinanukij (2)	1,000	1,000	0	0

Jailana Ross (2)	1,500	1,500	0	0

Jay Juch (3)	62,140	62,140	0	0

Jennifer Ross-Callahan (2)	1,500	1,500	0	0

Jill Cook (2)(3)(36)	47,500	47,500	0	0

JMB Capital Partners LP (4)(37)	667,000	667,000	0	0

JMG Capital Partners LP (3)(4)(38)	1,767,000	1,767,000	0	0

Name of Selling Security Holders	Number of Shares Owned Before Offering	Number of Shares Being Offered	Number of Shares Owned After Offering (1)	Percentage Owned After Offering **
JMG Triton Offshore Fund LTD (3)(4)(39)	1,767,000	1,767,000	0	0

Jocelyn Crane (2)	1,500	1,500	0	0

John Davies (3)(40)	525,000	375,000	150,000	*

John D. Gottfurcht and Amy Jo Gottfurcht Trustees 1996 Gottfurcht Family Trust DTD October 16, 1996 (4)(41)	50,000	50,000	0	0

John M. Macaluso Revocable Trust UDT 9/5/97 (2)(42)	200,000	200,000	0	0

John W. Galuchie, Jr (3)(43)	75,000	75,000	0	0

Jonathon Kukuljan (2)	25,000	25,000	0	0

Jose L. Castaneda (5)(44)	100,000	100,000	0	0

Joseph Friedman (3)(45)	15,000	15,000	0	0

Joseph H. Merback & Tema N. Merback Co-TTEE FBO Merback Family Trust UTD 8-30-89 (3)(46)	150,000	150,000	0	0

Lord Robin Russell (4)	20,000	20,000	0	0

Mark Abdou (2)(47)	10,000	10,000	0	0

Matthew LeBlanc 2000 Living Trust (2)(48)	150,000	150,000	0	0

MDC Group, Inc. (5)(49)	50,000	50,000	0	0

Michael Auriemma (5)(50)	12,000	12,000	0	0

Michael Santoro (2)(3)(51)	45,000	45,000	0	0

MM&B Holdings, a California General Partnership (3)(4)(52)	913,500	783,500	130,000	*

Moon Hahn (3)(53)	18,000	18,000	0	0

Nate Crane (2)	1,500	1,500	0	0

nCryptone, S.A. (5)(54)	4,500,000	4,500,000	0	0

Nicholas L. Schenck Trustee for Nicholas L. Schenck Trust UA/DTD 08-19-1997 Fund, Ltd. (2)(55)	30,000	30,000	0	0

Nicholas Leung (5)(56)	5,250	5,250	0	0

Nick and Stephanie Wechsler (4)	33,500	33,500	0	0

O. Allen Cassel (3)(57)	15,000	15,000	0	0

Pantoliano - Sheppard Family Trust (2)(58)	25,000	25,000	0	0

Paul Kessler (3)(59)	775,000	125,000	650,000	2.29%

Paul L. Feinstein (3)(60)	52,500	37,500	15,000	*

Paul L. Feinstein & Anna M. Feinstein (3)(61)	15,000	15,000	0	0

Pongthep Tantaksinanukij (5)(62)	10,000	9,000	1,000	*

Name of Selling Security Holders	Number of Shares Owned Before Offering	Number of Shares Being Offered	Number of Shares Owned After Offering (1)	Percentage Owned After Offering **
Richard Aaron (2)	30,000	30,000	0	0

Richard M. Chutick as Trustee of the Richards M. Chutick Living Trust U/D/T DTD 8/11/93 (2)(63)	30,000	30,000	0	0

Richardson & Patel (2)(64)	50,000	50,000	0	0

Rick Genow (3)(65)	52,500	52,500	0	0

Robert Stapp (2)	25,000	25,000	0	0

Rodger Bemel (2)(3)(66)	660,831	610,831	50,000	*

Scoggin Capital Management, LP II (4)(67)	333,500	333,500	0	0

Scoggin International Fund Ltd (4)(68)	333,500	333,500	0	0

Seowoo Chang (3)(69)	15,000	15,000	0	0

Shai Stern (2)	25,000	25,000	0	0

St. Cloud Investments (3)(70)	1,500,000	1,500,000	0	0

Stan Dragotti (2)	5,000	5,000	0	0

Steve Emerson (2)(71)	1,750,000	200,000	1,550,000	5.42%

Steven B. Dunn (3)(72)	375,000	375,000	0	0

Tess Ross-Callahan (2)	1,500	1,500	0	0

The Muhl Family Trust, Phillip E. Muhl & Kristin A. Muhl TTEES DTD 10-11-95 (4)(73)	34,000	34,000	0	0

Timothy D. Wong (2)	30,000	30,000	0	0

Trevor Berkowitz (2)	10,000	10,000	0	0

T.R. Winston & Company, LLC (3)(4)(74)	893,565	893,565	0	0

Tyler Runnels (2)(75)	1,648,565	50,000	1,598,565	5.60%

UBS Financial Services Inc. as IRA Custodian for Rodger Bemel (2)(76)	50,000	50,000	0	0

W. Robert Ramsdell &Marjorie F. Ramsdell TTEES Ramsdell Family Trust DTD 7/7/94 (4)(77)	80,000	80,000	0	0

Wuthipong & Lisa Tantaksinanukij (3)(78)	9,000	9,000	0	0

Total	31,002,697	23,345,610	7,657,087

* Indicates less than one percent.

** Percentage based upon 28,535,256 shares of common stock outstanding as of May 23, 2008.

(1) Assumes that all shares will be resold by the selling stockholders after this offering.

(2) These shares were originally registered on a Registration Statement on Form SB-2 filed October 19, 2004, File No. 333-119814 (the “October 2004 Registration Statement”). The October 2004 Registration Statement included shares of common stock underlying shares of series A preferred stock, which were issued in an equity financing that we completed on October 18, 2004. These shares of preferred stock automatically converted into shares of our common stock on a one-to-one basis upon effectiveness of the October 2004 Registration Statement.

(3) These shares were originally registered on a Registration Statement on Form SB-2 filed November 8, 2005, File No. 333-129564 (the “November 2005 Registration Statement”). The November 2005 Registration Statement included shares of common stock and common stock underlying warrants, which were issued in an equity financing that we completed on October 19, 2005, common stock issued pursuant to a securities purchase agreement dated December 23, 2003 and 82,500 other shares of common stock.

(4) These shares were originally registered on a Registration Statement on Form SB-2 filed July 12, 2006, File No. 333-135715 (the “July 2006 Registration Statement”). The July 2006 Registration Statement included shares of common stock and common stock underlying warrants, which were issued in an equity financing that we completed on May 30, 2006.

(5) These shares were originally registered on a Registration Statement on Form SB-2 filed August 31, 2006, File No. 333-137032 (the “August 2006 Registration Statement”). The August 2006 Registration Statement included shares of common stock and common stock underlying warrants, which were issued in an equity financing that we completed on October 19, 2005, shares of our common stock issued pursuant to the acquisition of selected assets from nCryptone relating to its DisplayCard that was completed on June 28, 2006, and common stock underlying warrants given to Investor Relations firms during 2006.

(6) The natural person with voting and investment decision power for the selling stockholder is Peter Schlesinger. The security was issued to APEX Investment Fund. Includes a warrant to purchase 100,000 shares of common stock. The exercise price of the warrant is $1.25 per share. This security was issued to APEX Investment Fund pursuant to the Securities Purchase Agreement dated October 19, 2005.

(7) The natural person with voting and investment decision for the selling stockholder is J. Steven Emerson. Includes a warrant to purchase 200,000 shares of common stock. The exercise price of the warrant is $1.25 per share. This security was issued to Bear Stearns Securities Corp Custodian FBO J. Steven Emerson Roth IRA pursuant to the Securities Purchase Agreement dated October 19, 2005.

(8) The natural person with voting and investment decision for the selling stockholder is J. Steven Emerson. Includes a warrant to purchase 200,000 shares of common stock. The exercise price of the warrant is $1.25 per share. This security was issued to Bear Stearns Securities Corp. Custodian FBO J. Steven Emerson IRA R/O II pursuant to the Securities Purchase Agreement dated October 19, 2005.

(9) Includes a warrant to purchase 300,000 shares of common stock. The exercise price of the warrant is $1.25 per share. This security was issued to Bradley Ross pursuant to the Securities Purchase Agreement dated October 19, 2005.

(10) Bristol Capital Advisors, LLC is the investment manager to Bristol Investment Fund, Ltd. Paul Kessler is the manager of Bristol Capital Advisors, LLC, and as such has voting and investment control over these securities.

(11) The natural person with voting and investment decision power for the selling stockholder is Karim Souki. The shares were issued to BSR Investments, Ltd. in October 19, 2005.

(12) Includes a warrant to purchase 25,000 shares of common stock. The exercise price of the warrant is $1.25 per share. This security was issued to Bruce Friedman pursuant to the Securities Purchase Agreement dated October 19, 2005.

(13) The natural person with voting and investment decision power for the selling stockholder is Bruce Newberg. This security was issued to Bruce Newberg Trustee, Newberg Family Trust UTA DTD 12/18/90.

(14) The natural person with voting and investment decision power for the selling stockholder is Michael Marcus. Represents a warrant to purchase 117,600 shares of common stock. The exercise price of the common stock is $1.25 per share. This security was issued to CE Unterberg Towbin, LLC in conjunction with the financing that closed on October 19, 2005.

(15) The natural person with voting and investment decision power for the selling stockholder is Charles B. Runnels. Includes a warrant to purchase 12,500 shares of common stock. The exercise price of the warrant is $1.25 per share. This security was issued to Charles B. Runnels Family Trust DTD 10-14-93 Charles B. Runnels & Amy Jo Runnels TTEES pursuant to the Securities Purchase Agreement dated October 19, 2005.

(16) Includes a warrant to purchase 2,500 shares of common stock. The exercise price of the warrant is $1.25 per share. This security was issued to Cort Wagner pursuant to the Securities Purchase Agreement dated October 19, 2005.

(17) The natural person with voting and investment decision power for the selling stockholder is Paul Bawab.

(18) The natural person with voting and investment decision power for the selling stockholder is Jeffrey Kraws. This solely includes warrants to purchase 100,000 shares of common stock. The exercise price of the common stock is $4.13 per share. This security was issued to Crystal Research Associates.

(19) Includes 50,000 shares of common stock. Also includes 100,000 shares and warrants held by MDC Group, Inc., and included for sale herein, of which Mr. Castaneda has sole voting and investment decision power.

(20) Includes a warrant to purchase 3,000 shares of common stock. The exercise price of the warrant is $1.25 per share. This security was issued to David Hsu & Michael W. Tan pursuant to the Securities Purchase Agreement dated October 19, 2005.

(21) Includes a warrant to purchase 12,500 shares of common stock. The exercise price of the warrant is $1.25 per share. This security was issued to David Mun Gavin pursuant to the Securities Purchase Agreement dated October 19, 2005.

(22) The natural person with voting and investment decision power for the selling stockholder is Dean Devlin.

(23) This includes a warrant to purchase 750 shares of common stock. The exercise price of the common stock is $1.25 per share. This security was issued to Dennis Shea pursuant to the Security Purchase Agreement dated October 19, 2005.

(24) This security was issued to Diana Kessler pursuant to the Securities Purchase Agreement dated December 23, 2003.

(25) Includes a warrant to purchase 25,000 shares of common stock. The exercise price of the warrant is $1.25 per share. This security was issued to Doug Stone pursuant to the Securities Purchase Agreement dated October 19, 2005.

(26) This includes a warrant to purchase 250 shares of common stock. The exercise price of the common stock is $1.25 per share. This security was issued to Eileen Schwagerl pursuant to the Security Purchase Agreement dated October 19, 2005.

(27) The natural person with voting and investment decision power for the selling stockholder is J. Steven Emerson. This security was issued to Emerson Family Foundation.

(28) The natural person with voting and investment decision for the selling stockholder is J. Steven Emerson. This security was issued to Emerson Partners.

(29) Includes a warrant to purchase 14,500 shares of common stock. The exercise price of the warrant is $1.25 per share. This security was issued to Eugene Hong pursuant to the Securities Purchase Agreement dated October 19, 2005.

(30) The natural person with voting and investment decision power for the selling stockholder is William Finkelstein. There is no relation between the Finkelstein Family Trust of 2001 and our president and chief executive officer, Alan Finkelstein, or his family.

(31) Includes a warrant to purchase 93,500 shares of common stock. The exercise price of the warrant is $1.25 per share. This security was issued to Forest Finkelstein pursuant to the Securities Purchase Agreement dated October 19, 2005.

(32) The natural person with voting and investment decision power for the selling stockholder is G. Tyler Runnels. Includes a warrant to purchase 92,500 shares of common stock. The exercise price of the warrant is $1.25 per share. This security was issued to G. Tyler Runnels or Jasmine Niklas Runnels TTEES The Runnels Family Trust DTD 1-11-2000 pursuant to the Securities Purchase Agreement dated October 19, 2005.

(34) The natural person with voting and investment decision power for the selling stockholder is G. Tyler Runnels. Includes a warrant to purchase 92,500 shares of common stock. The exercise price of the warrant is $1.25 per share. This security was issued to High Tide, LLC pursuant to the Securities Purchase Agreement dated October 19, 2005.

(35) The natural person with voting and investment decision power for the selling stockholder is Joaquin P. Horton.

(36) Includes a warrant to purchase 12,500 shares of common stock. The exercise price of the common stock is $1.25 per share. This security was issued to Jill Cook pursuant to the Securities Purchase Agreement dated October 19, 2005.

(37) The natural person with voting and investment decision for the selling stockholder is Jon Brooks. This security was issued to JMB Capital Partners, LP.

(38) The natural person with voting and investment decision power for the selling stockholder is Jonathan Glaser. Includes a warrant to purchase 450,000 shares of common stock. The exercise price of the common stock is $1.25 per share. The exercise price of the common stock is $1.25 per share. This security was issued to JMG Capital Partners, LP pursuant to the Securities Purchase Agreement dated October 19, 2005.

(39) The natural person with voting and investment decision power for the selling stockholder is Jonathan Glaser. Includes a warrant to purchase 450,000 shares of common stock. The exercise price of the common stock is $1.25 per share. This security was issued to JMG Triton Offshore Fund, Ltd pursuant to the Securities Purchase Agreement dated October 19, 2005.

(40) Includes a warrant to purchase 125,000 shares of common stock. The exercise price of the common stock is $1.25 per share. This security was issued to John Davies pursuant to the Securities Purchase Agreement dated October 19, 2005.

(41) The natural person with voting and investment decision power for the selling stockholder is John D. Gottfurcht. This security was issued to John D. Gottfurcht and Amy Jo Gottfurcht Trustees 1996 Gottfurcht Family Trust DTD October 16, 1996.

(42) The natural person with voting and investment decision power for the selling stockholder is John Macaluso.

(43) Includes a warrant to purchase 25,000 shares of common stock. The exercise price of the common stock is $1.25 per share. This security was issued to John W. Galuchie, Jr pursuant to the Securities Purchase Agreement dated October 19, 2005.

(44) Includes solely warrants to purchase 100,000 shares of common stock. The exercise price of the common stock is $3.25 per share.

(45) Includes a warrant to purchase 5,000 shares of common stock. The exercise price of the common stock is $1.25 per share. This security was issued to Joseph Friedman pursuant to the Securities Purchase Agreement dated October 19, 2005.

(46) The natural person with voting and investment decision power for the selling stockholder is Joseph H. Merback. Includes a warrant to purchase 50,000 shares of common stock. The exercise price of the common stock is $1.25 per share. This security was issued to Joseph H. Merback & Tema N. Merback Co-TTEE FBO Merback Family Trust UTD 8-30-89 pursuant to the Securities Purchase Agreement dated October 19, 2005.

(47) Mark Abdou is an attorney with the law firm of Richardson & Patel LLP, which serves as our legal counsel.

(48) The natural person with voting and investment decision power for the selling stockholder is Matthew LeBlanc.

(49) The natural person with voting and investment decision power for the selling stockholder is David Castaneda. This includes warrants to purchase 50,000 shares of common stock. The exercise price of the common stock is $3.25 per share. This security was issued to MDC Group, Inc.

(50) This includes a warrant to purchase 4,000 shares of common stock. The exercise price of the common stock is $1.25 per share. This security was issued to Michael Auriemma pursuant to the Security Purchase Agreement dated October 19, 2005.

(51) Includes a warrant to purchase 5,000 shares of common stock. The exercise price of the common stock is $1.25 per share. This security was issued to Michael Santoro pursuant to the Securities Purchase Agreement dated October 19, 2005.

(52) The natural person with voting and investment decision power for the selling stockholder is Brian Ezralow. Includes a warrant to purchase 150,000 shares of common stock. The exercise price of the common stock is $1.25 per share. This security was issued to MM&B Holdings, a California General Partnership pursuant to the Securities Purchase Agreement dated October 19, 2005.

(53) Includes a warrant to purchase 6,000 shares of common stock. The exercise price of the common stock is $1.25 per share. This security was issued to Moon Hahn pursuant to the Securities Purchase Agreement dated October 19, 2005.

(54) nCryptone SA is a wholly owned subsidiary of Prosodie SA. The shares were issued to nCryptone, S.A. in the acquisition of selected assets relating to the DisplayCard on June 28, 2006.

(55) The natural person with voting and investment decision power for the selling stockholder is Nicholas L. Schenck.

(56) Includes a warrant to purchase 1,750 shares of common stock. The exercise price of the common stock is $1.25 per share. This security was issued to Nicholas Leung pursuant to the Security Purchase Agreement dated October 19, 2005.

(57) Includes a warrant to purchase 5,000 shares of common stock. The exercise price of the common stock is $1.25 per share. This security was issued to O. Allen Cassel pursuant to the Securities Purchase Agreement dated October 19, 2005.

(58) The natural person with voting and investment decision power for the selling stockholder is Joseph Pantoliano.

(59) This security was issued to Paul Kessler pursuant to the Securities Purchase Agreement dated December 23, 2003. Also includes 690,000 shares and warrants held by Bristol Investment Fund, Ltd., and included for sale herein, of which Mr. Kessler has sole voting and investment decision power.

(60) This security was issued to Paul L. Feinstein pursuant to the Securities Purchase Agreement dated October 19, 2005. Also includes shares and warrants held by Paul L. Feinstein and Anna M. Feinstein, and included for sale herein, of which Mr. Feinstein has shared voting and investment decision power.

(61) Includes a warrant to purchase 5,000 shares of common stock. The exercise price of the common stock is $1.25 per share. This security was issued to Paul L. Feinstein & Anna M. Feinstein pursuant to the Securities Purchase Agreement dated October 19, 2005.

(62) Includes a warrant to purchase 3,000 shares of common stock. The exercise price of the common stock is $1.25 per share. This security was issued to Pongthep Tantaksinanukij pursuant to the Security Purchase Agreement dated October 19, 2005. Also includes 1,000 shares held by Huyen Nguyen and Pongthep Tantaksinanukij, and included for sale herein, of which Mr. Tantaksinanukij has shared voting and investment decision power.

(63) The natural person with voting and investment decision power for the selling stockholder is Richard M. Chutick.

(64) Richardson & Patel LLP is our legal counsel and has rendered an opinion to us regarding the validity of the shares being offered. Includes 50,000 shares of common stock issued in exchange for legal services having a value of $50,000. Does not include common stock owned by Mark Abdou, who is an associate of the firm. Mark Abdou participated in the private placement of our securities that we completed on October 18, 2004.

(65) Includes a warrant to purchase 17,500 shares of common stock. The exercise price of the common stock is $1.25 per share. This security was issued to Rick Genow pursuant to the Securities Purchase Agreement dated October 19, 2005.

(66) Includes a warrant to purchase 100,000 shares of common stock. The exercise price of the common stock is $1.25 per share. This security was issued to Rodger Bemel pursuant to the Securities Purchase Agreement dated October 19, 2005. Also includes 50,000 shares and warrants held by UBS Financial Services Inc. as IRA Custodian for Rodger Bemel, and included for sale herein, of which Mr. Bemel has sole voting and investment decision power.

(67) The natural person with voting and investment decision power for the selling stockholder is Craig Effron. This security was issued to Scoggin Capital Management, LP II.

(68) The natural person with voting and investment decision power for the selling stockholder is Craig Effron. This security was issued to Scoggin International Fund, Ltd.

(69) Includes a warrant to purchase 5,000 shares of common stock. The exercise price of the common stock is $1.25 per share. This security was issued to Seowoo Chang pursuant to the Securities Purchase Agreement dated October 19, 2005.

(70) The natural person with voting and investment decision power for the selling stockholder is Nancy Main. Includes a warrant to purchase 500,000 shares of common stock. The exercise price of the common stock is $1.25 per share. This security was issued to St. Cloud Investments, Ltd. pursuant to the Securities Purchase Agreement dated October 19, 2005.

(71) Includes a warrant to purchase 200,000 shares of common stock. The exercise price of the warrant is $1.00 per share. This security was issued to Steve Emerson in connection with the Securities Purchase Agreement dated December 23, 2003. Also includes 800,000 shares and warrants held by Bear Stearns Securities Corp. Custodian J. Steven Emerson IRA RO, 600,000 shares and warrants held by Bear Stearns Securities Corp. Custodian J. Steven Emerson IRA RO II, 1,675,000 shares and warrants held by Emerson Family Foundation, and 75,000 shares and warrants held by Emerson Partners, and included for sale herein, of which Mr. Emerson has sole voting and investment decision power.

(72) Includes a warrant to purchase 125,000 shares of common stock. The exercise price of the common stock is $1.25 per share. This security was issued to Steven B. Dunn pursuant to the Securities Purchase Agreement dated October 19, 2005.

(73) The natural person with voting and investment decision power for the selling stockholder is Phillip E. Muhl. This security was issued to the Muhl Family Trust, Phillip E. Muhl & Kristin A. Muhl TTEES DTD 10-11-95.

(74) The natural person with voting and investment decision power for the selling stockholder is Tyler Runnels. Includes a warrant to purchase 780,000 shares of common stock at an exercise price of $1.25 per share. This security was issued to T.R. Winston & Company, LLC in conjunction with the financing that we closed on October 19, 2005. Also includes a warrant to purchase 113,565 shares of common stock at an exercise price of $3.30 per share issued in conjunction with the financing that we closed on May 30, 2006.

(75) Includes a warrant to purchase 50,000 shares of common stock. The exercise price of the warrant is $1.00 per share. This security was issued to Tyler Runnels in connection with the Securities Purchase Agreement dated December 23, 2003. Also includes 685,000 shares and warrants held by G. Tyler Runnels or Jasmine Niklas Runnels TTEES the Runnels Family Trust DTD 1-11-2000, 377,500 shares and warrants held by High Tide LLC, and 1,673,565 shares and warrants held by T.R. Winston & Company, LLC, and included for sale herein, of which Mr. Runnels has sole voting and investment decision power.

(76) The natural person with voting and investment decision power for the selling stockholder is Rodger Bemel. These securities were issued in a private placement that we completed on October 18, 2004.

(77) The natural person with voting and investment decision power for the selling stockholder is W. Robert Ramsdell. This security was issued to W. Robert Ramsdell & Marjorie F. Ramsdell TTEES Ramsdell Family Trust DTD 7/7/94.

(78) Includes a warrant to purchase 3,000 shares of common stock. The exercise price of the common stock is $1.25 per share. This security was issued to Wuthipong & Lisa Tantaksinanukij pursuant to the Securities Purchase Agreement dated October 19, 2005.

PLAN OF DISTRIBUTION

We are registering 23,345,610 shares of our common stock for resale by the selling stockholders identified in the section above entitled "Selling Stockholders." We will receive none of the proceeds from the sale of these shares by the selling stockholders. The common stock may be sold from time to time to purchasers:

•	through the NASDAQ at prevailing market prices; or

•	through underwriters, broker-dealers or agents who may receive compensation in the form of discounts, concessions or commissions from the selling stockholders or the purchasers of the common stock.

The selling stockholders may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	a block trade in which the broker-dealer so engaged will attempt to sell such shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by such broker-dealer for its own account pursuant to this prospectus;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	settlement of short sales;

•	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise; or

•	any other method permitted pursuant to applicable law.

Neither the selling stockholders nor InCard can presently estimate the amount of compensation in the form of discounts, concessions or commissions that underwriters, broker-dealers or agents may receive from the selling stockholders or the purchasers of the common stock. We know of no existing arrangements between the selling stockholders, broker-dealers, underwriters or agents relating to the sale or distribution of the shares.

The selling stockholders may also enter into hedging transactions, and persons with whom they effect such transactions, including broker-dealers, may engage in short sales of our common shares. Our selling stockholders may also engage in short sales and short sales against the box, and in options, swaps, derivatives and other transactions in our securities, and may sell and deliver the shares covered by this prospectus in connection with such transactions or in settlement of securities loans. These transactions may be entered into with broker-dealers or other financial institutions that may resell those shares pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The selling stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be "underwriters" within the meaning of section 2(11) of the Securities Act of 1933, as amended, in connection with the sales and distributions contemplated under this prospectus, and may have civil liability under Sections 11 and 12 of the Securities Act for any omissions or misstatements in this prospectus and the registration statement of which it is a part. Additionally, any profits which our selling stockholders may receive might be deemed to be underwriting compensation under the Securities Act. Because the selling stockholders may be deemed to be an underwriter under Section 2(11) of the Securities Act, the selling stockholders will be subject to the prospectus delivery requirements of the Securities Act.

The resale shares will be sold only through registered or licensed broker-dealers if required under applicable state securities laws. In addition, in certain states, the resale shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

We will bear all expenses relating to the sale of our common shares under this prospectus, except that the selling stockholders will pay any applicable underwriting commissions and expenses, brokerage fees and transfer taxes, as well as the fees and disbursements of counsel to and experts for the selling stockholders. We have agreed to indemnify some of the selling stockholders against certain losses, claims, obligations, damages and liabilities, including liabilities under the Securities Act.

Any common shares offered under this prospectus that qualify for sale pursuant to Rule 144 of the Securities Act may also be sold under Rule 144 rather than pursuant to this prospectus.

We have agreed to keep this prospectus effective until the earlier of (i) June 28, 2008, (ii) the date that all shares covered by this prospectus have been sold, or (iii) the date that all shares covered by this prospectus may be sold without volume restrictions pursuant to Rule 144 as determined by our counsel pursuant to a written opinion letter to such effect, addressed and acceptable to our transfer agent and the affected selling stockholders.

Under applicable rules and regulations under the Exchange Act of 1934, any person engaged in the distribution of the resale shares may not simultaneously engage in market making activities with respect to our common stock for a period of two business days prior to the commencement of the distribution. In addition, the selling stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of shares of our common stock by the selling stockholders or any other person. We will make copies of this prospectus available to the selling stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale.

LEGAL MATTERS

The validity of the shares of common stock being offered hereby will be passed upon for us by Sichenzia Ross Friedman Ference LLP, New York, New York.

EXPERTS

Our consolidated financial statements for the fiscal years ended December 31, 2007, December 31, 2006, and December 31, 2005 incorporated by reference in this prospectus, have been so incorporated in reliance on the report of SingerLewak LLP, an independent registered public accounting firm, incorporated herein by reference, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus is part of a registration statement that we filed on Form S-3 with the Securities and Exchange Commission or SEC. This prospectus does not contain all of the information in the registration statement and the exhibits and schedules that were filed with the registration statement. You should refer to the registration statement for additional information about us and the common stock being offered in this prospectus. Statements made in this prospectus regarding the contents of any contract, agreement or other document that is filed as an exhibit to the registration statement or any document incorporated by reference into the registration statement are not necessarily complete, and you should review the referenced document itself for a complete understanding of its terms.

We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document that we file at the SEC's public reference facilities located at 100 F Street, NE, Washington, DC 20549. Copies of all or any part of the registration statement may be obtained from the SEC upon payment of the prescribed fee. Information regarding the operation of the public reference rooms may be obtained by calling the SEC at 1-800-SEC-0330. Our SEC filings are also available to you free of charge at the SEC's web site at http://www.sec.gov.

INCORPORATION OF DOCUMENTS BY REFERENCE

The SEC allows us to 'incorporate by reference' the information into this prospectus. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information that we incorporate by reference is considered to be part of this prospectus. Because we are incorporating by reference our future filings with the SEC, this prospectus is continually updated and those future filings may modify or supersede some or all of the information included or incorporated in this prospectus. This means that you must look at all of the SEC filings that we incorporate by reference to determine if any of the statements in this prospectus or in any document previously incorporated by reference have been modified or superseded. This prospectus incorporates by reference the documents listed below and any future filings we will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (i) after the date of the initial registration statement and prior to effectiveness of the registration statement, and (ii) after the date of this prospectus, until the selling stockholders sell all of our common stock registered under this prospectus.

•	our annual report on Form 10-KSB/A for the fiscal year ended December 31, 2007 filed with the SEC on June 18, 2008;
•	our annual report on Form 10-KSB for the fiscal year ended December 31, 2006 filed with the SEC on April 2, 2007;
•	our quarterly report on Form 10-Q/A for the fiscal quarter ended March 31, 2008, filed with the SEC on June 19, 2008;
•	our current report on Form 8-K, filed with the SEC on May 27, 2008;
•	our current report on Form 8-K, filed with the SEC on April 16, 2008;
•	our current report on Form 8-K, filed with the SEC on April 2, 2008;
•	our current report on Form 8-K, filed with the SEC on February 19, 2008;
•	our current report on Form 8-K, filed with the SEC on January 9, 2008;
•	our current report on Form 8-K, filed with the SEC on January 2, 2008;
•	the description of our common stock contained in our Registration Statement on Form S-1, filed with the SEC on May 9, 2008.

The information about us contained in this prospectus should be read together with the information in the documents incorporated by reference. You may request a copy of any or all of these filings, at no cost, by writing or telephoning us at:

Innovative Card Technologies, Inc.
633 West Fifth Street, Suite 2600
Los Angeles, CA 90071
Phone 213-223-2142
Email address: ccaporale@incardtech.com

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table sets forth an itemization of all estimated expenses, all of which we will pay, in connection with the issuance and distribution of the securities being registered:

Nature of Expense:	Amount
SEC Registration Fee	$9,291	.10**
Printing Fees	7,500
Accounting fees and expenses	$25,000	*
Legal fees and expenses	$25,000	*
Miscellaneous	$2,500	*
Total	69,291	.10*
*Estimated

** Total registration fees previously paid on (i) August 31, 2006 with respect to Registration Statement 333-137032 ($2,892.14); (ii) July 12, 2006 with respect to Registration Statement 333-135715 ($1,973.36); (iii) November 8, 2005 with respect to Registration Statement 333-129564 ($2,741.31); and (iv) October 19, 2004 with respect to Registration Statement 333-119814 ($1,684.29).

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

We have adopted provisions in our certificate of incorporation that limit the liability of our directors for monetary damages for breach of their fiduciary duty as directors, except for liability that cannot be eliminated under the Delaware General Corporation Law. Delaware law provides that directors of a company will not be personally liable for monetary damages for breach of their fiduciary duty as directors, except for liabilities:

•	for any breach of their duty of loyalty to us or our stockholders;

•	for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•	for unlawful payment of dividend or unlawful stock repurchase or redemption, as provided under Section 174 of the Delaware General Corporation Law; or

•	for any transaction from which the director derived an improper personal benefit.

In addition, our bylaws provide for the indemnification of officers, directors and third parties acting on our behalf, to the fullest extent permitted by Delaware General Corporation Law, if our board of directors authorizes the proceeding for which such person is seeking indemnification (other than proceedings that are brought to enforce the indemnification provisions pursuant to the bylaws). We maintain directors' and officers' liability insurance.

These indemnification provisions may be sufficiently broad to permit indemnification of our executive officers and directors for liabilities (including reimbursement of expenses incurred) arising under the Securities Act of 1933.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

ITEM 16. EXHIBITS

Exhibit Footnote	Exhibit Number	Description of Document

(1)	4.1	Amended and Restated Certificate of Incorporation
(2)	4.2	Certificate of Amendment to Certificate of Incorporation
(1)	4.3	Amended and Restated Bylaws
*	5.1	Opinion of Sichenzia Ross Friedman Ference LLP
*	23.1	Consent of SingerLewak LLP
	23.2	Consent of Sichenzia Ross Friedman Ference LLP (included in Exhibit 5.1)

(1)	Filed as an exhibit to our Registration Statement on Form SB-2 (No. 333-119814), as amended, and incorporated herein by reference.

(2)	Filed as an exhibit to our Current Report on Form 8-K (No. 001-33353) filed January 2, 2008 and incorporated herein by reference.

*	Filed herewith

ITEM 17. UNDERTAKINGS

        (a)     The registrant hereby undertakes:

     (1)     To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

     (i)     To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

     (ii)     To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement; notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

     (iii)     To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

     provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

     (2)     That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3)     To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (4)     That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

     (A)     If the registrant is relying on Rule 430B:

     (i) Each prospectus filed by the registrant pursuant to Rule 424(b)(3)shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

     (ii) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

     (B)     If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

     (b)     The registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

 (c)     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Los Angeles, State of California, on July 10, 2008.

INNOVATIVE CARD TECHNOLOGIES, INC.

/s/ Charles M. Caporale	/s/ Steven R. Delcarson
Charles M. Caporale Chief Financial Officer (Principal Financial and Accounting Officer)	Steven R. Delcarson President and Chief Executive Officer (Principal Executive Officer)

In accordance with the requirements of the Securities Act of 1933, as amended, this registration statement was signed by the following persons in the capacities and on the dates stated:

Signature	Title	Date

/s/ Steven R. Delcarson	President and Chief Executive Officer	July 10, 2008
STEVEN R. DELCARSON	(Principal Executive Officer)

/s/ Charles M. Caporale	Chief Financial Officer	July 10, 2008
CHARLES M. CAPORALE	(Principal Financial and Accounting Officer)

/s/ Donald Joyce *	Director and Chairman of the Board	July 10, 2008
DONALD JOYCE

/s/ W. Robert Ramsdell *	Director	July 10, 2008
W. ROBERT RAMSDELL

	Director	July 10, 2008
SCOTT V. OGILVIE

	Director	July 10, 2008
RICHARD J. NATHAN

/s/ Harry L. Tredennick III *	Director	July 10, 2008
HARRY L. TREDENNICK III

* By	/s/ Steven R. Delcarson Steven R. Delcarson Attorney-in-fact